Exhibit (b)(1)

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK

This will certify that the following is a true and correct copy of a resolution passed at a meeting of the Board of Directors of Great-West Life & Annuity Insurance Company of New York, duly called and held on March 24, 2015, at which meeting a quorum was present and acting throughout, and that said resolution is still in full force and effect:

That the Company hereby authorizes the establishment of four separate accounts designated as Variable Annuity-6 Series Account, Variable Annuity-7 Series Account, Variable Annuity-8 Series Account, and Variable Annuity-9 Series Account (each an “Account”, collectively “the Accounts”), subject to such conditions as hereafter set forth, said use, purposes, and conditions to be in full compliance with Section 4240 of the New York Insurance Code and all rules and regulations of the New York Department of Financial Services;

Further, that each Account shall be established for the purpose of allowing the Company to issue such annuity contracts as a Senior Vice President or above shall designate (the contracts issued under the Accounts collectively being the “Contracts”); and that each Account shall constitute a separate account into which will be allocated amounts paid to the Company which are to be applied under the terms of the Contracts;

Further, that the income, gains and losses, realized or unrealized, from assets allocated to each Account shall be credited to or charged against such Account without regard to other income, gains, or losses of the Company to the extent provided in the Contracts;

Further, that the investment policy of the Accounts shall to be to invest or reinvest the assets of the Accounts in securities issued by investment companies registered under the Investment Company Act of 1940, as amended, or other eligible investment alternatives as the Company may designate;

Further, that several investment divisions will be established within the Accounts to which net payments under the Contracts will be allocated in accordance with instructions received from Contract owners, and that the appropriate officers of the Company be, and hereby are authorized to increase or decrease the number of investment divisions in the Accounts as deemed necessary or appropriate;

Further, that the appropriate officers of the Company, with such assistance from the Company’s auditor, legal counsel and independent consultants or others as they may require, be, and they hereby are, authorized and directed to take all action, as necessary and to the extent applicable, to: (a) register the Accounts as unit investment trusts under the Investment Company Act of 1940, as amended (b) register the Contracts in such amounts, which may be in indefinite amounts, as the appropriate officers of the Company shall from time to time deem appropriate under the Securities Act of 1933; and (c) take all other actions which are necessary in connection with the operation of the Accounts in order to comply with the Investment Company Act of 1940, the Securities Exchange Act of 1934, the Securities Act of 1933,

and other applicable federal laws, including the filing of any amendments to registration statements, any undertakings, and any applications for exemptions from the Investment Company Act of 1940 or other applicable federal laws as the appropriate officers of the Company shall deem necessary or appropriate;

Further, that the appropriate officers of the Company be, and hereby are, authorized on behalf of the Accounts and on behalf of the Company to take any and all actions that they may deem necessary or advisable in order to service the Contracts, including any registrations, filings and qualifications of the Company, its officers, agents, or employees, and the Contracts under the insurance or securities laws of any of the states of the United States of America or other jurisdictions, and in connection therewith, to prepare, execute, deliver and file all such applications, reports, covenants, resolutions, applications for exemptions, consents to service of process and other papers and instruments as may be required under such laws, and to take any and all further actions which the appropriate officers or counsel of the Company may deem necessary or desirable (including entering into whatever agreements and contracts may be necessary) in order to maintain such registrations or qualifications for as long as said officers or counsel deem them to be in the best interests of the Accounts and the Company;

Further, that any Senior Vice President or above is hereby authorized to change the designation of each Account to such other designation as he or she may deem necessary or appropriate;

Further, that the Company be authorized and directed to obtain any required approvals with respect to the establishment of the Accounts and servicing the Contracts, from the Superintendant of the Department of Financial Services, and any other statutory or regulatory approvals as may be required by applicable law;

Further, that the appropriate officers of the Company be, and are hereby authorized to execute such agreement or agreements as deemed necessary and appropriate for the maintenance of the Accounts or the design, administration and offer and sale of the Contracts;

Further, that the appropriate officers of the Company, and each of them, are hereby authorized to execute and deliver all such documents and papers and to do or cause to be done all such acts and things as they may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof;

Further, that the term “appropriate officers” as used herein, shall include all of the elected or appointed officers of the Company, either severally or individually.

Dated at Greenwood Village,	/s/ Richard G. Schultz
Colorado, this 1st day of	Richard G. Schultz
May, 2015.	Senior Vice President, General Counsel & Secretary